Exhibit 10.1

FORM OF TRAVELPORT 2007 SUPPLEMENTAL PROFIT SHARING PLAN

The purpose of the TRAVELPORT 2007 SUPPLEMENTAL PROFIT SHARING PLAN (“the Plan”) is to provide additional incentive to designated executives to achieve over-performance of Travelport enterprise EBITDA targets in 2007.  This Plan supplements any other applicable bonus plan or arrangement for 2007, including any Corporate Services or Business Unit global bonus plan.

Participation:

There are two groups of actively employed executives who are generally eligible to participate in the Plan:

•                 The members of the Travelport Senior Leadership Team (SLT) and other executives who currently hold vested or unvested Restricted Equity Units (“REUs”) granted under the TDS Investor (Cayman) L.P.  Amended and Restated 2006 Interest Plan (“the Interest Plan”), and who are collectively referred to in this Plan as “Equity Holders.”

•                 Other executives throughout Travelport selected by the Chief Executive Officer, after consultation with the SLT, who are top performers and were not granted REUS under the Interest Plan, and who are collectively referred to in this Plan as “Top Performers.”

Orbitz Worldwide executives are not eligible for participation in the Plan.

Funding

The Plan will be funded when Travelport meets its enterprise adjusted EBITDA goal for 2007, excluding Orbitz Worldwide for the second half of the year.  As a result, the 2007 target adjusted EBITDA under the Plan is $      million, which represents the Travelport 2007 enterprise target adjusted EBITDA of $     million minus the Orbitz Worldwide second half targeted EBITDA of $     million.

Once Travelport has met this enterprise adjusted EBITDA target of $     million for 2007, 25% of the 2007 enterprise adjusted EBITDA above this number will be included in the pool, to be allocated as set forth below.  Please note that this adjusted EBITDA target, as well as all other adjusted EBITDA figures in the Plan, does not include Orbitz Worldwide’s EBITDA during the second half of 2007.

The determination of adjusted EBITDA shall be calculated based on the 2007 pro forma rules set forth in the February 2007 presentation to the Board of Directors with such additional adjustments that are necessary in connection with the initial public offering of Orbitz Worldwide or other transactions requiring adjustment.

Allocation of Awards

•                  80% to Equity Holders based on performance and at the discretion of Travelport’s Chief Executive Officer.

•                  20% to Top Performers based on performance and at the discretion of Travelport’s Chief Executive Officer.

Form of Awards

The form of award is different for eligible executives depending on whether they are in the Equity Holders group or the Top Performers group:

•                 Equity Holders: REUs based on valuation at time of issuance that vest as set forth below and subject to the participant’s execution of an award agreement.

•                 Top Performers: a cash award to be paid based on achievement as set forth below.

The awards will be granted based on a stretch target of $     million in Travelport enterprise EBITDA beyond the $     million adjusted EBITDA target, and will vest proportionally (in the case of REUs, in whole shares with fractional shares paid in cash) based on achievement of this target, as well as the other Eligibility criteria set forth below.  In other words, if Travelport achieves enterprise adjusted EBITDA of $     million for 2007, which is $     million over target adjusted EBITDA (or half of the stretch target of $     million), then 50% of the REUs or cash award will vest on or be paid by, as appropriate, January 31, 2008.  If there is no overachievement of Travelport enterprise adjusted EBITDA in 2007, then there will be no vesting.

Eligibility

In order to be eligible for vesting or payment of an award, as applicable, an executive must: fall within the Equity Holder or Top Performer groups (as explained above), execute the award agreement or letter provided by the Company, as appropriate, and be actively employed by the Company in good standing as a regular employee through the vesting date or payment date, as applicable, or on an approved leave of absence at the vesting date or payment date, as applicable.

An executive who meets one or more of the following is not eligible under the Plan:

1.              An executive who has resigned at any time prior to the vesting date or payment date, as the case may be;

2.              An executive who has resigned and is still “working their notice” at the vesting date or payment date, as the case may be;

3.              An executive who is on a written performance plan at the vesting date or payment date, as the case may be; or

4.              Any executive who has been terminated by the Company for performance or other cause (as determined by the Company) or any other reason prior to the vesting date or payment date, as the case may be.

THE COMPANY RESERVES THE RIGHT TO TERMINATE, AMEND, MODIFY AND/OR RESTATE THE PLAN (IN WHOLE OR IN PART) ANY TIME AND WITHOUT ADVANCE NOTICE.  NOTHING IN THIS PLAN CREATES A CONTRACT OF EMPLOYMENT OR ANY EXPECTATION OF ANY BONUS BEYOND 2007, NOR DOES IT AMEND THE INTEREST PLAN OR ANY RELATED AGREEMENTS UNDER THE INTEREST PLAN.  THIS PLAN IS DESIGNED TO COMPLY WITH APPLICABLE LAW AND WILL BE INTERPRETED AS SUCH TO THE FULL EXTENT POSSIBLE.

NOTE TO U.S. EMPLOYEES:  Nothing in this Plan is intended to or shall alter the at-will employment relationship.  Employment at Travelport is at-will, which means that either employee or the Company can terminate the employment relationship at any time, with or without advance notice, for any reason or no reason at all.